Exhibit 10.2

THIRD AMENDMENT TO AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT, dated as of May 9, 2014 (this “Amendment”), by and among Reit Management & Research LLC, a Delaware limited liability company (“Managing Agent”), and Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), on behalf of itself and those of its subsidiaries as may from time to time own properties subject to the Property Management Agreement (as defined below) (each, an “Owner” and, collectively, “Owners”).

WHEREAS, Managing Agent and Owners are parties to an Amended and Restated Property Management Agreement, dated as of January 13, 2010, as amended by that First Amendment to Amended and Restated Property Management Agreement, dated as of December 16, 2010, and by that Second Amendment to Amended and Restated Property Management Agreement, dated as of December 10, 2012 (the “Property Management Agreement”); and

WHEREAS, Managing Agent and Owners wish to amend the Property Management Agreement as further provided in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.   Section 7 of the Property Management Agreement is hereby replaced in its entirety to read as follows:

Term of Agreement. This Agreement shall continue in force and effect until December 31, 2014, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company, on behalf of itself and Owners, or by Managing Agent before the end of the term. It is expected that the terms and conditions may be reviewed by the Independent Trustees as defined in the Company’s Bylaws, as amended, as of the date hereof (the “Independent Trustees”) at least annually.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated by the Company, on behalf of itself and the Owners upon sixty (60) days’ written notice to Managing Agent, which termination must be approved by a majority vote of the Independent Trustees, or by Managing Agent upon one hundred and twenty (120) days’ written notice to the Company, provided if the Company, on behalf of itself and Owners, gives notice of termination or notice of non-renewal of this Agreement within twelve months prior to or following the Company giving notice of termination or non-renewal of the Amended and Restated Business Management Agreement between the Company and Managing Agent dated December 23, 2013 (as amended, the “Business Management Agreement”), in either case given other than for Cause (either, a “Covered Termination”), the Company shall pay Managing Agent an amount (the “Termination Fee”) equal to the average of the installments of the Fee payable for each of the six consecutive calendar months ended next prior to the effective date of the Covered Termination (the “Determination Period”) and multiplying the average monthly installment by 12.  If the Covered Termination follows the termination or non-renewal of the Business Management Agreement, one-half of the Termination Fee shall be paid in cash together with the notice of the Covered Termination and the balance on or before the effective date of the Covered Termination and if the Covered Termination arises because of the subsequent termination or non-renewal of the Business Management Agreement, the Termination Fee shall be paid on the date of notice of termination or non-renewal of the Business Management Agreement.

If there is a Covered Termination within six calendar months following a merger between the Company and another real estate investment trust to which Managing Agent is providing property management services (a “RMR Managed Company”), in determining the Termination Fee, if any portion of the Determination Period is prior to the merger, the monthly installments of the Fee for such portion of the Determination Period shall be the aggregate of those payable by each of the Company and the other RMR Managed Company.

If there is a Covered Termination within six calendar months following the spin-off of a subsidiary of the Company (by sale in whole or part to the public or distribution to the Company’s shareholders) to which the

Company contributed Properties (“Contributed Properties”) and which was an RMR Managed Company both at the time of the spin-off and on the date of the Covered Termination, in determining the Termination Fee, if any portion of the Determination Period is prior to the spin-off, monthly installments of the Fee for such portion of the Determination Period shall be reduced to the extent they are based upon the gross collected rents of the Contributed Properties.

Except for payment of the Termination Fee in the case of a Covered Termination, termination or non-renewal shall be in accordance with the provisions of Section 8; and except as provided in this Section 7 and Section 8, such termination shall be without further liability of any party to any other party, other than for breach or violation of this Agreement prior to termination.

This Agreement may be terminated with respect to less than all of the Properties comprising the Managed Premises to accommodate any sale of some properties comprising the Managed Premises with Managing Agent’s consent, provided Managing Agent’s consent shall not be required for sales of Properties in the ordinary course of the Company’s business.

For purposes of this Section 7, “Cause” shall mean acts of the Managing Agent constituting bad faith, willful or wanton misconduct or gross negligence in the performance of its obligations under this Agreement.

The provisions of this Section 7 shall not apply as a limitation on the amount which may be paid by agreement of the Company and the Managing Agent in connection with a transaction pursuant to which any assets or going business values of the Managing Agent are acquired by the Company in association with termination of this Agreement and the Termination Fee is in addition to any amounts otherwise payable to Managing Agent under this Agreement as compensation for services and for expenses of or reimbursement due to Managing Agent through the date of termination.

2.   The following shall be added to Section 8 of the Property Management Agreement as the last paragraph:

In addition to other actions on termination or non-renewal of this Agreement, in the case of a Covered Termination which follows the termination or non-renewal of the Business Management Agreement or in the case of any notice of termination given by Managing Agent, for up to one hundred twenty (120) days following the date of such notice of a Covered Termination or such notice of termination by Managing Agent, Managing Agent shall cooperate with the Company and the Owners and use commercially reasonable efforts to facilitate the orderly transfer of management of the Managed Premises.  In connection therewith Managing Agent shall assign to the Company, to one or more Owners, or to their designee(s), as directed by the Company, and the Company, such Owner(s) or their designee(s) shall assume, all contracts entered into by Managing Agent pursuant to Section 3 of this Agreement, but excluding all insurance contracts, and multi-property contracts not limited in scope to the Managed Premises and all contracts with affiliates of Managing Agent.  Managing Agent shall also transfer to the Company all proprietary information with respect to the Company and/or the Owners.  Additionally, the Company, one or more Owners, or their designee(s) shall have the right to offer employment to any employee of Managing Agent whom Managing Agent proposes to terminate in connection with a Covered Termination and Managing Agent shall cooperate with the Company, such Owners, or their designee(s) in connection therewith.

3.   This Amendment shall be effective as of the day and year first above written. Except as amended hereby, and as so amended, the Property Management Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.   The provisions of this Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

5.   This Amendment may be executed in separate counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Property Management Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

MANAGING AGENT:
REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: President and Chief Executive Officer

OWNERS:
HOSPITALITY PROPERTIES TRUST, on its own behalf and on behalf of its subsidiaries

By:	/s/ John G. Murray
Name: John G. Murray
Title: President and Chief Operating Officer